EXHIBIT 5.1

Dated:  April 20, 2007

Manatron, Inc.
510 East Milham Road
Portage, Michigan 49002

Re:	Pre-Effective Amendment No. 2 to Form S-3 Registration Statement of Manatron, Inc. - 436,500 Shares of Common Stock

Dear Sir or Madam:

          We have acted as counsel to Manatron, Inc. a Michigan corporation (the "Company"), in connection with the proposed sale of up to 436,500 shares of common stock (the "Shares"), by certain shareholders of the Company pursuant to the above referenced Pre-Effective Amendment No. 2 to Form S-3 Registration Statement (the "Amendment") under the Securities Act of 1933, as amended (the "Act"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

          As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

          We are opining herein only as to the Business Corporation Act of the State of Michigan and we express no opinion with respect to any other laws.

          Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable.

          This opinion is for your benefit in connection with the Amendment and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Amendment and to the reference to our firm in the Prospectus under the heading "Validity of Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Stephen C. Waterbury
Stephen C. Waterbury A Partner